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                                                                     EXHIBIT 5.1

                   [Letterhead of Fulbright & Jaworski L.L.P.]

                                                     May 1, 2001


Universal Health Services, Inc.
Universal Corporate Center
367 South Gulph Road
King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

     We have acted as counsel to Universal Health Services, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of shares of the Company's class B common stock, par value $0.01 per share ("Common Stock") and the Company's debt securities ("Debt Securities") with an aggregate offering price of up to $500,000,000 on a registration statement on Form S-3 (such registration statement, as it may be amended from time to time, the "Registration Statement").

     We have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinions set forth below are limited to the General Corporation Law of the State of Delaware.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We assume that appropriate action will be taken, prior to the offer and sale of Common Stock or Debt Securities, to register and qualify such Common Stock or Debt Securities for sale under all applicable state securities or "blue sky" laws.

     Based on the foregoing, we advise you that in our opinion that:

     1. The shares of Common Stock, which may be issued and sold by the Company, have been duly and validly authorized for issuance by the Company and, when sold in the manner contemplated by the applicable definitive purchase, underwriting or other similar agreement approved by the Board of Directors, upon receipt by the Company of payment therefor as provided in such agreement, will be legally issued, fully paid and non-assessable.

     2. The Debt Securities, which may be issued and sold by the Company, have been duly and validly authorized for issuance by the Company and, when duly executed and authenticated in accordance with the terms of the Indenture, substantially in the form filed with the Registration Statement as Exhibit 4.1, between the Company and Bank One Trust Company, N.A., and delivered and paid for, as described in the prospectus forming part of the Registration
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Statement, will be legal, valid and binding obligations of the Company (subject to bankruptcy, insolvency and other laws which affect the rights of creditors generally).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     The opinion expressed herein is solely for your benefit, and may be relied upon only by you.


                                              Very truly yours,


                                              /s/ Fulbright & Jaworski L.L.P.